EXHIBIT 10.39

AGREEMENT FOR SALE AND LEASEBACK

By and Between

SPECIALTY LABORATORIES, INC.

a California corporation,

as Seller

and

LEXINGTON CORPORATE PROPERTIES TRUST

a Maryland statutory

real estate investment trust,

as Buyer

February 11, 2004

27027 Tourney Road

Santa Clarita, California

AGREEMENT FOR SALE AND LEASEBACK

THIS AGREEMENT FOR SALE AND LEASEBACK (“Agreement”) is made and entered into as of February         , 2004 by and between SPECIALTY LABORATORIES, INC., a California corporation (“Seller”), and LEXINGTON CORPORATE PROPERTIES TRUST, a Maryland statutory real estate investment trust (“Buyer”).

R E C I T A L S

A.            Seller desires to sell to Buyer, and Seller desires to lease back from Buyer, a certain 13.78 parcel of land in Santa Clarita, California together with improvements located thereon.

B.            Buyer is willing to purchase the property identified in this Agreement and to lease it back to Seller on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

Sale and Leaseback

1.1           Sale.  Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the property described in Sections 1.1(a) through 1.1(d) below.

(a)           Land.  The parcel of real property more particularly described in Exhibit A (the “Land”), which, subject to the terms and conditions hereof, shall be conveyed to Buyer at the Closing described below by a grant deed in the form of Exhibit B (the “Deed”);

(b)           Improvements.  All improvements located on the Land, including the three story office and research and development facility containing approximately 201,330 square feet currently under construction and all other buildings, structures and other improvements owned by Seller which are permanently affixed to the Land (all of which are collectively referred to as the “Improvements”);

(c)           Personal Property. All building systems located on the Land and Improvements (all of which are collectively referred to as the “Personal Property”) all of which shall be transferred to Buyer at the Closing by an instrument in the form of Exhibit C (the “Bill of Sale”). As used herein, “Personal Property” shall not be deemed to include Seller’s furniture, moveable trade fixtures, equipment (including all laboratory testing equipment), machinery and inventory; and

(d)           Intangible Property.  All of the interest of Seller in any intangible personal property owned by Seller now or on the Closing Date which relates to and is reasonably required for the ownership of the Land or occupation of the Improvements (as opposed to and excluding intangible personal property and intellectual property which relate to the operation of the business to be conducted by Seller on the Property, which intangible personal property and intellectual property shall not be included in the sale of the Property hereunder), including without limitation, building plans and specifications, certain licenses and entitlements (e.g., building permits and certificates of occupancy), claims and causes of action related to the Land or Improvements, surveys, maps, any and all warranties (including roof warranties), guarantees, utility contracts, permits and other rights owned by Seller, if any, relating to the ownership of all or any part of the Property (“Intangible Property”), all of which shall be transferred, to the extent assignable, to Buyer at the Closing by an instrument in the form of Exhibit D (the “Assignment of Intangible Property”).

1.2           Certain Definitions.

(a)           The Land, the Improvements, the Personal Property and the Intangible Property are collectively referred to herein as the “Property”.  The Land and the Improvements are collectively referred to herein as the “Real Property”.

1.3           Leaseback.  Concurrently with consummation of the Closing, Buyer (as landlord) agrees to lease to Seller, and Seller (as tenant) agrees to lease from Buyer, the Real Property, pursuant to a lease in substantially the form and substance of Exhibit E (the “Net Lease”).

ARTICLE II

Purchase Price

2.1           Purchase Price.  (a) The purchase price for the Property shall be Forty Seven Million Dollars ($47,000,000.00) (the “Purchase Price”) subject to the holdbacks and adjustments provided for in Section 2.3 below.  Upon Buyer’s purchase of the Property at the Closing, Buyer shall pay the first installment of the Purchase Price in an amount equal to $25,586,773.00 (the “First Installment”) in cash to Seller at Closing, subject to adjustments as provided herein. The balance of the Purchase Price of

$21,413,227.00 (the “Holdback Funds”) shall be due and payable by Buyer in accordance with the terms and conditions of the Construction Funding Agreement to be entered into by Seller and Buyer at Closing.

(b)           Buyer has deposited the sum of Five Hundred Thousand Dollars ($500,000.00) (the “Deposit”) with First American Title Insurance Company (the “Escrow Agent”), substantially in accordance with the instructions set forth in Exhibit F (the “Deposit Instructions”).  As set forth in the Deposit Instructions, the Deposit shall be invested in an interest bearing account, as directed by Buyer.  If the sale of the Property to Buyer closes, the Deposit and the interest earned thereon shall be a credit against the Purchase Price and shall be delivered by the Escrow Agent to Seller at the Closing in accordance with the provisions of Section 6.1(d).  If the sale of the Property to Buyer does not close for any reason other than Buyer’s default under this Agreement, the Deposit shall be returned to Buyer together with any interest earned thereon.

2.2           Intentionally Omitted.

2.3           Purchase Price to be Funded at Closing.  Based on information provided by Seller, the parties believe that the amount necessary to complete construction of the Improvements in accordance with the Plans and Specifications is $17,130,582 (the “Completion Amount”).  The parties have agreed that at Closing Buyer shall only be obligated to fund the First Installment which is an amount equal to the Purchase Price less one hundred twenty five percent (125%) of the Completion Amount. Accordingly, based on current information provided by Seller, the amount to be funded at Closing will be $25,586,773.  On or before one (1) business day prior to the expiration of the Due Diligence Period, Buyer shall confirm or revise the Completion Amount which shall be based upon information provided by the Contractor and from Buyer’s own due diligence and shall so advise Seller by written notice. Seller shall approve or disapprove the Completion Amount submitted by Buyer within five (5) business days of its receipt thereof and if Seller disapproves such Completion Amount, the parties will confer for a period not to exceed five (5) business days to reach agreement on the Completion Amount.  In the event that the parties are unable to agree on the Completion Amount, Buyer’s sole remedy shall be either (a) to terminate this Agreement and receive the Deposit back or (b) to waive its objection to the original Completion Amount.

ARTICLE III

Title To Real Property and Due Diligence

3.1           Title.

(a)           Seller shall deliver to Buyer a commitment from First American Title Insurance Company (the “Title Company”) to issue a ALTA Owner’s Policy of Title Insurance with respect to the Property in the full amount of the Purchase Price (the “Title Commitment”), accompanied by complete and legible copies of all exceptions to title contained therein.

(b)           On or before five (5) days before the expiration of the Due Diligence Period, Seller shall obtain and deliver to Buyer and the Title Company an “as-built” survey (the “Survey”) of the Property prepared by a surveyor or civil engineer licensed in California reasonably acceptable to Buyer.  The Survey shall be acceptable in form to Buyer and shall conform to the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys” for urban properties jointly adopted in 1999 including items 1-4, 6-11 and 13-16 of Table A thereof.  The Survey shall be certified to Buyer, the Title Company and such other persons as Buyer may reasonably require in the form set forth in Exhibit G.

(c)           At its expense, Seller shall remove as liens on the Real Property at or prior to the Closing:  (i) all delinquent taxes, bonds and assessments together with interest and penalties thereon (but expressly excluding any installments of taxes, bonds and assessments not yet due); (ii) all other monetary liens, including without limitation all those shown on the Title Commitment (including judgment and mechanics liens, whether or not liquidated, and mortgages and deeds of trust, with Seller being fully responsible for any fees or penalties incurred in connection therewith, but specifically excluding those caused by Buyer or its agents, employees or contractors); and (iii) any matter which would constitute a breach by Seller of its representations in Article VII.  If Seller fails to remove the foregoing items at or prior to the time required above, Buyer may elect to close the purchase of the Property, cure or remove the non-approved matters which have not been removed and, if they are matters required to be removed by Seller, credit the reasonable costs of such cure or removal against the Purchase Price payable by Buyer.

(d)           On or before the expiration of the Due Diligence Period, Buyer shall deliver notice to Seller (the “Title Objection Notice”) with a list of anything disapproved by Buyer on the Survey and a list of any exceptions to title shown on the Title Commitment required to be removed by Seller, other than easements and minor exceptions which do not materially interfere with the operation or the mortgage financing of the Property.  Failure of Buyer to give the Title Objection Notice shall be deemed to be an approval of all matters set forth in the Title Commitment and the Survey.  Seller shall have a period of five (5) business days to respond as to whether Seller agrees to attempt to remove such disapproved matters.  Failure of Seller to respond in such five (5) business day period shall be deemed a rejection of Buyer’s Title Objection Notice.  If Seller rejects or is deemed to have rejected Buyer’s Title Objection Notice, Buyer shall have the right to either (A) take title to the Property subject to such title or Survey defects without abatement or reduction of the Purchase Price or (B) elect to terminate this Agreement and receive its Deposit.  If Buyer has not terminated this Agreement, Seller shall convey title to the Property to Buyer at the Closing subject to no exceptions other than the following (“Permitted Exceptions”): (i) those exceptions or matters set forth in the Title Commitment and Survey not disapproved by Buyer in the manner provided above or if disapproved, which Seller has not agreed to remove, (ii) the documents called for by this Agreement to be recorded at the Closing, or (iii) any lien placed on the Property at Closing by Buyer.  If Seller agrees to remove any of the matters in the Title Objection Notice, Seller shall exercise its reasonable, good faith efforts to remedy to Buyer’s satisfaction any such matter as promptly as possible.  Buyer shall take title to the Property at the Closing if Seller cures, on or before the Closing, any such title or Survey defects identified by Buyer in the Title Objection Notice.  If Seller agrees to remove any matters set forth in the Title Objection Notice and, despite the exercise of its reasonable, good faith efforts, is not able to cure, on or before the Closing, any such title or Survey defects, Buyer shall have the right to either (A) take title to the Property subject to such title or Survey defects without abatement or reduction of the Purchase Price or (B) elect to terminate this Agreement.

(e)           On or before the Closing Date, Seller shall cause the Title Company to deliver to Buyer a binding commitment, in form acceptable to Buyer, to issue at the Closing an ALTA-B Owner’s Policy of Title Insurance with liability in the amount of the Purchase Price, insuring Buyer’s interest in the Real Property and all easements benefiting the Real Property, subject to the Permitted Exceptions, together with the following endorsements: zoning (ALTA 3.1), LP 10, survey, access and contiguity.

3.2           Due Diligence Items. Buyer shall have the period beginning on the date hereof and ending at 5 p.m. Eastern Standard Time twenty (20) business days after date of this Agreement (the “Due Diligence Period”) to examine the Property and all matters related thereto.  Within three (3) business days of the date of this Agreement, Seller shall deliver to Buyer each of the following items to the extent not previously delivered (the “Due Diligence Materials”):

(i)            a true and correct copy of the Project Management Agreement and all amendments thereto (the “PMA”) with Lowe Enterprises Commercial Group (“Lowe”);

(ii)           a true and correct copy of guaranteed maximum price contract and all amendments thereto (the “GMP Contract”) between Lowe and Tectonics Construction Inc. (the “Contractor”);

(iii)          soil and geotechnical reports, engineering reports and other contracts or documents of any nature relating to the Property or any portion thereof, as disclosed on Exhibit I (the “Reports”);

(iv)          the building permit for the Improvements, a zoning letter from the municipality in which the Property is located, and, to the extent in its possession or under its control, all other governmental permits, licenses, entitlements and approvals with respect to the Property obtained or held by Seller and relating to the construction, ownership or occupancy of the Property or any portion thereof;

(v)           copies of all of Seller’s book and records which document all sums expended to acquire the Land and construct the Improvements, including purchase agreements, invoices, bills, draw requests and purchase orders (collectively, the “Construction Funding Records”); and

(vi)          the plans and specifications for the Improvements (the “Plans and Specifications”).

ARTICLE IV

Operation of the Property Pending the Closing

4.1           Continuing Operations.  Between Seller’s execution of this Agreement and the Closing, Seller shall at Seller’s sole cost and expense:  (i) maintain the Property in good order, condition and repair, casualty excepted (provided that the foregoing covenant shall not be deemed to obligate Seller to complete construction of the Improvements prior to the Close of Escrow); (ii) maintain accurate books and records regarding Property ownership, development and construction; (iii) comply with all applicable laws, rules and regulations relating to the Property and its operation; (iv) maintain property damage and comprehensive general liability insurance covering the Improvements in amounts and coverages not less than that presently maintained; and (v) pay all taxes and assessments prior to delinquency.

4.2           GMP Contract and Other Agreements.  Between Seller’s execution of this Agreement and the Closing, Seller shall not, other than as permitted under the terms of the Net Lease:  (i) enter into, amend in any material respect or terminate any lease, contract or agreement pertaining to the Property, including but not limited to the PMA, the GMP Contract (provided, however, that any such agreement entered into or amended shall not create privity of contract with Buyer); nor shall Seller (ii) modify in any material respect any contract or agreement pertaining to the Property or waive any rights of Seller thereunder; (iii) take any action which would preclude or interfere with the timely satisfaction of the conditions set forth in Article V; (iv) permit any alteration, modification or addition to the Improvements or the Land, except in accordance with the PMA and the GMP Contract and the Plans and Specifications and for insubstantial and immaterial changes which do not adversely affect the same or the value thereof; or (v) sell or agree to sell the Property or any part thereof.

4.3           Encumbrances.  Seller shall not further encumber or suffer to be further encumbered all or any portion of the Property between the date hereof and the date the same is acquired by Buyer pursuant to this Agreement.

4.4           Casualty; Condemnation.  In the event the Improvements are materially destroyed or damaged in an amount exceeding three hundred thousand dollars ($300,000), or if condemnation proceedings are threatened or commenced against all or any material portion of the Property, in each case between the date hereof and the date the same is scheduled to be acquired by Buyer pursuant to this Agreement, Buyer shall have the option, exercisable in its sole discretion and by giving notice of such decision to Seller within ten (10) business days after Buyer’s receipt of notice of such damage, destruction or condemnation proceedings, to terminate this Agreement.  In the event Buyer does not elect to so terminate, (i) in the case of condemnation, Seller shall assign to Buyer at the Closing all of its right, title and interest in and to all proceeds resulting from such condemnation of the Property, after deducting therefrom any third party costs or expenses incurred by Seller in settling, adjusting or compromising such condemnation award, including the right to apply for and prosecute the same, which proceeds shall be held by Seller until disbursed in accordance with the provisions of Section 6.5 of the Net Lease; provided however, that this assignment shall not preclude Seller from filing a separate claim for non-real property related condemnation proceeds (other than the Personal Property), including but not limited to, loss of business, future profits, and good will; damages related to stock and/or trade fixtures, furniture and other personal property belonging to Seller; the cost of removing fixtures, equipment and inventory; moving expenses related to the relocation of the business, and any and all other related damages or expenses incurred as a result thereof and for loss of or damage to its leasehold interest in the Property, provided that such claim shall not diminish any condemnation award otherwise due to Buyer; and (ii) in the case of casualty, Seller shall repair such damage at its expense prior to the Closing, or if that is impossible, then promptly following such Closing, in the manner and subject to the standards in Section 5.5 of the Net Lease.

4.5           No Solicitation.  Seller shall not solicit, seek, negotiate, or respond to any offer to purchase, ground lease, lease or sell and leaseback, all or any portion of the Property for the period commencing on the date hereof and continuing through the Closing Date, unless the Closing is delayed or fails to occur as a result of any breach of this Agreement, or refusal of performance by Seller, in which event the covenant of Seller set forth in this Section 4.5 shall continue until such failure or refusal is cured.

ARTICLE V

Conditions to Closing

A.            Buyer’s Conditions to Closing.  The obligations of Buyer to purchase the Property and lease the same to Seller are subject to satisfaction of the following conditions on or before the Closing Date:

5.1           Title.  The Title Company issuing the binding commitment called for by Section 3.1(e).

5.2           Physical Characteristics of the Property.  Prior to the expiration of the Due Diligence Period, Buyer’s review and approval of (i) an engineering report confirming to Buyer’s satisfaction that the structures, fixtures and equipment located on and to be constructed on the Land are and will be structurally sound, suited for their intended use, and constructed in accordance with the Plans and Specifications (the “Engineering Report”), (ii) a Phase I environmental report confirming to Buyer’s satisfaction that the Property is not affected by hazardous substances or hazardous wastes at levels requiring reporting or remediation under applicable Laws (as hereinafter defined) (the “Environmental Report”); (iii) the Plans and Specifications with respect to the Property; and (iv) the Construction Funding Records.  If Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, this condition shall be deemed to be waived.

5.3           Legal Compliance.  The Property having no outstanding violations of any laws, statutes, requirements, ordinances and regulations (including, without limitation, those relating to zoning, land use, building codes, the environment, health and safety) relating to the Property (collectively, “Laws”) (including the Americans with Disabilities Act of, 42 U.S.C. §12,101 et seq. (“ADA”). If Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, this condition shall be deemed to be waived.

5.4           Financial Condition.  Buyer shall have received and found satisfactory the audited financial statements of Seller and there shall have been no subsequent material adverse change in the financial condition of Seller since the date of such audited financial statements.

5.5           Representations and Warranties.  All of Seller’s representations and warranties contained herein, or made in writing by Seller pursuant to this Agreement, shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date.

5.6           Non-Foreign Status of Seller.  Seller’s execution and delivery to Buyer, at the Closing Date, of Seller’s certificate in the form attached hereto as Exhibit K (the “Non-Foreign Certificate”).

5.7           California Withholding Exemption.  Seller’s execution and delivery to Buyer, at the Closing Date, of California Franchise Tax Board Form 593-W, establishing Seller’s exemption from real estate withholding requirements under California law.

5.8           Approval of Update Certificate.  Seller’s execution and delivery to Buyer at the Closing of an Update Certificate in the form of Exhibit L.

5.9           Deliveries by Seller.  Seller’s due and timely execution and delivery of Seller’s Closing Documents and all of the other documents and items specified in Section 6.3 (“Seller’s Closing Documents”).

5.10         Committee Approval.  On or before the expiration of the Due Diligence Period, Buyer’s investment committee shall have approved the transactions contemplated hereunder in its sole discretion. If Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, this condition shall be deemed to be waived.

5.11         Construction Funding Agreement.  The final form and content of an agreement between Seller and Buyer having as its subject matter the Improvements and the funding by Buyer of the cost thereof (the “Construction Funding Agreement”) shall have been agreed to by Seller and Buyer on or before the expiration of the Due Diligence Period. If Buyer does not terminate the Agreement by the expiration of the Due Diligence Period, this condition shall be deemed to be waived.

The foregoing conditions contained in this Section 5(A) are intended solely for the benefit of Buyer.  Buyer shall have the right to terminate this Agreement for any reason on or before the expiration of the Due Diligence Period upon notice to Seller.  In addition, if the conditions are not satisfied by the expiration of the Due Diligence Period with respect to the matters in Sections 5.2, 5.3, 5.9 and 5.10 and by the Close of Escrow with respect to all other matters in this Section 5(A), Buyer may elect in its sole discretion to either waive such matters or deliver written notice to Seller that this Agreement shall terminate and thereafter the parties shall have no further obligation to one another except that the indemnities provided for in Section 9.2 ,  Section 9.16 and the provisions of the Deposit Instructions shall survive (the “Surviving Obligations”).

B.            Seller’s Conditions to Closing.  Seller’s obligation to sell the Property and lease the same back from Buyer is conditioned upon satisfaction of the following conditions on or before the Closing Date: (i) approval by Seller’s Board of Directors of this Agreement and the transactions contemplated herein within five (5) business days of the date of this Agreement, (ii) the final form and content of the Net Lease and the Construction Funding Agreement shall have been agreed to by Seller and Buyer on or before the expiration of the Due Diligence Period; (iii) all of Buyer’s representations and warranties made in this Agreement shall have been true and correct in all material respects when made and as of the Closing Date; and (iv) Buyer’s due and timely execution and delivery of all documents and items to be executed and/or delivered by Buyer pursuant to this Agreement including, without limitation, (a) the Purchase Price, (b) the Net Lease, and (c) all of the other documents and items specified in Section 6.4 (the Net Lease and such other documents executed and delivered on behalf of Buyer, “Buyer’s Closing Documents”).

The foregoing conditions contained in this Section 5(B )are intended solely for the benefit of Seller.  If any of the foregoing conditions are not satisfied in a timely manner or waived by Seller in its sole discretion, Seller may elect to terminate this Agreement upon written notice to Buyer and this Agreement shall terminate and thereafter the parties shall have no further obligation to one another except for the Surviving Obligations.

ARTICLE VI

Closing and Recording

6.1           Closing and Closing Date.  Subject to the provisions of Section 5A, the parties shall consummate the sale and leaseback of the Property as contemplated herein at a closing (the “Closing”) to be held within ten (10) days of the expiration of the Due Diligence Period and in all events on or before March 8, 2004 (the “Closing Date”), by means of an escrow closing held at the offices of the Escrow Agent in Los Angeles County, California. Recording by Buyer of the Deed will be conclusive evidence that all conditions to the Closing have been satisfied or waived.

(a)           The Closing shall be deemed to have occurred when all conditions to such Closing have been satisfied (or waived in writing by the party in whose favor the condition was established).

(b)           In order to effect the Closing, the parties shall deliver to the Escrow Agent at least one (1) business day prior to the Close of Escrow all documents and other instruments required hereunder to be delivered at such Closing, although no delivery shall be deemed complete until all of such documents and other instruments have been delivered and the other conditions to such Closing have been satisfied (or waived as provided above).

(c)           The procedure for satisfying the condition in Section 3.1(e) (“Title Condition”) shall be as follows:  when all conditions to the Closing have been satisfied other than the Title Condition and the delivery of the Purchase Price, Seller shall cause the Title Company to deliver to Buyer, irrevocably, the binding commitment required by the Title Condition, together with a written commitment by the Title Company to: (i) promptly record the documents required to be recorded in order for the title insurance policy called for by the Title Condition to be issued; and (ii) deliver said title insurance policy to Buyer within thirty (30) days following the Closing Date.  The form of Buyer’s and Seller’s recording instructions to the Title Company and the Title Company’s written commitment to comply with such instructions and the terms of this Agreement are contained in Exhibit M.

(d)           When the Title Condition pertaining to the Closing has been satisfied, the Title Company shall deliver to Seller the First Installment of the Purchase Price by wire transfer of immediately available funds in accordance with instructions of Seller in the form of Exhibit N.  The First Installment of the Purchase Price shall be adjusted on account of any credits due to Seller or Buyer, as the case may be, pursuant to this Agreement and shall be reduced by the amount of the Deposit and any interest thereon, which shall be delivered to Seller by the Title Company pursuant to the Deposit Instructions.  Following telephonic confirmation of such wire transfer, the other documents and instruments shall be deemed delivered and the Closing shall be deemed consummated.

6.2           Intentionally Omitted.

6.3           Deposits by Seller.  On or prior to the date that is one (1) business day prior to the Closing Date, Seller shall deposit, or cause to be deposited, with the Title Company Seller’s Closing Documents as more fully described in Exhibit P.

6.4           Deposits by Buyer.  On or prior to the date that is one (1) business day prior to the Closing Date, Buyer shall deposit with the Title Company Buyer’s Closing Documents as more fully described in Exhibit Q together with an amount equal to the First Installment less the Deposit.

6.5           Other Instruments.  Seller and Buyer shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to consummate the sale and leaseback of the Property in accordance with the terms of this Agreement.

6.6           Prorations.  No prorations shall be required to be made in connection with the Closing since Seller, as owner, shall be responsible for all costs incurred in connection with the Property up to the Closing Date and Seller, as tenant under the Net Lease, shall be responsible for all costs incurred in connection with the Property after the Closing Date.

6.8           Costs and Expenses.  Buyer shall pay all of Buyer’s legal fees and costs, and all expenses incurred by Buyer in its review of the Property.  Seller shall pay all other costs and expenses incurred or payable in connection with this transaction, including without limitation, the premium for the policy of title insurance called for herein and all endorsements thereto, the cost of the Survey, the conveyance and transfer tax and recording and filing fees charged by the Title Company to record and/or file any documents required to be recorded and/or filed as necessary to deliver title pursuant to this Agreement (including the Deed and Memorandum of Lease), all legal fees and costs incurred by Seller, all sales tax, if any, applicable with respect to the sale of the Intangible Property, CRESA’s fee and all Escrow Agent fees and expenses, but specifically excluding all of Buyer’s costs and expenses as set forth in the first sentence of this Section 6.8..

6.9           Settlement Statement.  On or prior to the Closing Date, Buyer and Seller shall prepare, execute and deliver a final settlement statement showing the categories and amounts of the closing costs and all adjustments to the Purchase Price called for herein.

ARTICLE VII

Representations and Warranties of Seller

As an inducement to Buyer to enter into this Agreement and to consummate the sale and leaseback transaction contemplated hereby, Seller hereby represents and warrants to and agrees with Buyer, both as of the date hereof and again as of the Closing Date, that:

7.1           Condition of Property.  To the knowledge (which term shall, as used in this Agreement, mean the knowledge of Seller and its officers, directors and executive level employees) of Seller, except as disclosed in the environmental and engineering reports heretofore delivered by Seller to Buyer and except as addressed in the Construction Funding Agreement, there are no material physical or mechanical defects in any of the Improvements, including, without limitation, the plumbing, heating, air conditioning, ventilating, life safety and electrical systems, and all such items are in good operating condition and repair and in compliance with all Laws (including the ADA). Buyer acknowledges that the Improvements have not been completely constructed and that the mechanical systems of the Building must be completed in accordance with the Net Lease and the Construction Funding Agreement before such systems will be ready for use; however, Seller represents and warrants that all contractors and subcontractors who have performed work and/or delivered materials to the Property have been paid in full for all work performed and materials delivered prior to the date hereof.

7.2           Use and Operation.  To the knowledge of Seller, the use and operation of the Property and its facilities, fixtures, installations and equipment, complies, or will comply in all material respects upon completion of the Improvements, with applicable Laws.

7.3           Utilities.  All water, sewer, electric, telephone and drainage facilities and all other utilities required for the normal use and operation of the Property are, or will be prior to completion of the Improvements, be installed to the property lines of the Land, are all connected and operating pursuant to valid permits, are adequate to service the Property and to permit compliance in all material respects with all requirements of Law and the contemplated usage of the Property, and are connected to the Property by means of one or more public or private easements extending from the Property to one or more public streets, public rights-of-way or utility facilities.

7.4           Use Permits and Other Approvals.  Seller has obtained all licenses, permits, approvals, easements and rights of way required from all governmental authorities having jurisdiction over the Property or from private parties for the intended normal use and operation of the Property and to ensure free and unimpeded vehicular and pedestrian ingress to and egress from the Property as required to permit the present usage of the Property by the Seller and its invitees, licensees and customers.  No violations have been recorded in respect of any such licenses, permits or approvals and no proceeding is pending, or to the knowledge of Seller, threatened, to revoke or limit any of such licenses, permits, approvals, easements or rights of way.  Seller is in compliance with all such licenses, permits and approvals.

7.5           Authority of Seller.  (i) Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of California, (ii) the persons executing Seller’s Closing Documents are duly appointed and authorized by Seller to execute such documents, (iii) Seller’s Closing Documents will, when delivered, have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting the rights of creditors of bankrupt or insolvent entities, (iv) subject to receipt of approval as provided in Section 5(B)(i), Seller has full power and authority to execute, deliver and perform its obligations under Seller’s Closing Documents and to carry on its business as presently conducted, (v) subject to receipt of approval as provided in Section 5(B)(i),  Seller has obtained all necessary permits, licenses, entitlements and/or approvals required to comply with the provisions of Seller’s Closing Documents, and to carry on its business as presently conducted, and (vi) the execution, delivery and performance of Seller’s Closing Documents do not violate any provisions of Seller’s certificate of incorporation or by laws or any agreement or document to which either of Seller is a party or by which Seller is bound (including, any loan agreement, line of credit agreement, mortgage, deed of trust or license), or of any order, writ, injunction, decree or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or the Property.

7.6           Zoning and Environmental.

(a)           The Property constitutes separate tax lots, except for off-site utility easements, if any.  There are no conditional use or similar permits and no zoning or other variances from applicable zoning, building and land use and/or regulations in connection with the development or operation of the Property.  Seller has not received any written notice of any investigations or intent to investigate zoning or environmental violations.  There are no condemnation, environmental, zoning or other land use regulations or proceedings, either instituted or, to Seller’s knowledge, planned or threatened, which might detrimentally affect the use or enjoyment of the Property by Buyer in any material respect.

(b)           During the period of Seller’s ownership, of the Property, other than those disclosed by the environmental report described on Exhibit R, to the knowledge of Seller, there have been no Environmental Conditions with respect to the Property.  Seller has no current, actual knowledge of any Environmental Condition with respect to Property which may have occurred prior to its ownership of the Property.  As used herein, “Environmental Condition” shall mean the presence, disposal, release or threatened release of hazardous substances or hazardous wastes on, from or under the Property.  The terms “disposal”, “release”, “threatened release”, “hazardous substances” and “hazardous wastes” shall have the definitions assigned to those terms by the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to date.  Except as disclosed on Exhibit J and normal and customary toxic and hazardous substances used in the construction of office buildings in accordance with Environmental Laws and other applicable laws,  to the current, actual knowledge of Seller, there have been no toxic or hazardous materials used in the development or construction of the Improvements.

(c)           With respect to the Property, to the knowledge of Seller, Seller is in compliance in all material respects with the provisions of all applicable federal, state and local requirements pertaining to or governing the use, disposal, release or presence of hazardous substances or hazardous wastes pertaining to or governing the use, disposal, release or presence of hazardous substances or hazardous wastes (“Environmental Laws”).

7.7           Asbestos.  Except as previously disclosed by Seller or by the environmental report attached hereto as Exhibit R, to the knowledge of Seller, there is no asbestos in any of the Improvements or personal property used in connection with the Property.

7.8           Leases.  There are no leases, tenancies or license, franchise, occupancy, concession or other agreements pertaining to possession or ownership of any Property or any portion thereof other than the Net Lease.

7.9           Contracts.  Other than the PMA and the GMP Contract, Seller has no obligation under the terms of any contract or other instrument relating to the construction development, maintenance or operation of the Property and there will be, as of the Closing Date, no such obligation other than set forth in the PMA and the GMP

Contract.  There are no service, maintenance or other contracts with respect to the Property for which Buyer will be liable on or after the Closing Date

7.10         Litigation.  There is no litigation pending or, to the knowledge of Seller, threatened, against Seller, that arises out of the ownership or operation of the Property; and (i) might materially and detrimentally affect the use and operation of the Property for its current usage or the value of the Property, or (ii) might materially and adversely affect the ability of Seller to perform its obligations under this Agreement or the Net Lease, or (iii) might constitute or result in a lien on the Property or any portion thereof.

7.11         Other Contracts to Convey Property.  Seller is not a party to any currently effective agreement or option to sell the Property, or any portion thereof, to any party other than Buyer.  Seller has not hypothecated or assigned any rents or income from the Property, except for hypothecations or assignments on behalf of lenders with respect to loans to Seller which will be terminated or as to which releases of such lenders’ liens will be obtained at the Closing.  No person or entity has any right to acquire or to lease the Property or any part thereof, or to obtain any interest therein.  There are no outstanding rights of first refusal, rights of reverter or options relating to the Property or any interest therein.  No person or entity holding a security interest in the Property or any part thereof has the right to consent or deny consent to the sale of the Property as contemplated herein.

7.12         Conflicts.  The terms of this Agreement do not conflict with or result in a breach or violation of any term or provision of, or constitute a default under (i) the Certificates of Incorporation or Bylaws of Seller or (ii) any loan agreement, line of credit agreement, mortgage, deed of trust, lease, license or other agreement or instrument to which Seller is a party or by which Seller is bound.

7.13         Full Disclosure.  To the knowledge of Seller, neither this Agreement nor any exhibit hereto nor any letter, certificate or other document furnished by Seller to Buyer pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement and the exhibits, in the light of the circumstances under which they were made, not misleading as a whole.  Subject to the limitations set forth below, Seller hereby agrees to indemnify, defend, protect and hold Buyer harmless from and against any and all loss, cost, liability, damage, claim and expense including, without limitation, reasonable attorneys’ and paralegals’ fees and expenses incurred by Buyer in connection with or arising from any breach by Seller of any of the representations and warranties made by Seller in this Agreement.

7.14         Limitation of Representations and Warranties. . Buyer represents, warrants, acknowledges and agrees that upon Closing, Seller shall sell and convey to Buyer and Buyer shall accept the Property “AS IS, WHERE IS, WITH ALL

FAULTS,” subject to the representations, warranties and covenants set for in this Agreement, Seller’s Closing Documents and the Lease.  Except as expressly set forth in this Agreement, Seller’s Closing Documents and the Lease, Buyer has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing.  Buyer represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, Seller’s Closing Documents and the Lease, it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller or any of Seller’s agents or representatives.  Buyer will conduct such inspections and investigations of the Property as Buyer deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same.  By failing to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer acknowledges that Seller has afforded Buyer a full opportunity to conduct such investigations of the Property as Buyer deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any hazardous materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller, or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement, Seller’s Closing Documents and the Lease.  Upon Closing, subject to Seller’s undertakings in this Agreement, Seller’s Closing Documents and the Lease, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Buyer’s inspections and investigations.  Finally, Buyer specifically acknowledges that the Improvements on the Land have not been completed and that Buyer is assuming all risks with respect thereto, subject to Seller’s obligations under the Lease.

Buyer’s initials BPM

ARTICLE VIII

Representations and Warranties of Buyer

8.1           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that (i) Buyer is a statutory real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) the persons executing Buyer’s Closing Documents are duly appointed and authorized by Buyer to execute such documents, (iii) Buyer’s Closing Documents will, when delivered, have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, and this Agreement will be enforceable against Buyer in accordance with its terms, (iv) Buyer has full power and authority to execute, deliver and perform its obligations under Buyer’s Closing Documents, (v) to the current, actual knowledge of Buyer, Buyer is not required to obtain any permits, licenses, entitlements and/or approvals in order to own the Property for the purpose of leasing the Property to Seller or complying with the provisions of Buyer’s Closing Documents, and (vi) the execution, delivery and performance of Buyer’s Closing Documents do not violate any provisions of any agreement or document to which Buyer is a party or by which Buyer is bound, or of any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Buyer.

SELLER ACKNOWLEDGES THAT BUYER HAS MADE NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT.

ARTICLE IX

Miscellaneous

9.1           Notices.  All notices, consent, approvals or other communications required or permitted to be given under this Agreement shall be in writing and be deemed to have been duly given (i) when delivered personally if delivered on a business day (or if the same is not a business day, then the next business day after delivery), (ii) three (3) business days after being sent by United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for morning delivery, then on the date of delivery (or if the same is not a business day, then the next business day after delivery); and addressed as follows:

If to Seller:	Specialty Laboratories, Inc.
2211 Michigan Avenue
Santa Monica, California 90404
Attn: Chief Financial Officer

with a copy to:	Specialty Laboratories Inc.
2211 Michigan Avenue

Santa Monica, California 90404
Attention: General Counsel

And to:	O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071
Attention: Christine H. Suh, Esq.

If to Buyer:	Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attn: Richard J. Rouse

with a copy to:	Crowe Deegan LLP
535 Fifth Avenue, Suite 611
New York, New York 10017
Attn: Richard C. Hamlin, Esq.

or such other address as either party may from time to time specify in writing to the other in the manner aforesaid.

9.2           Brokers and Finders.  Each party represents to the other party that except for the advisory fee due to CRESA Partners (“CRESA”) from Seller, the representing party has incurred no liability for any brokerage commission, financing fee or finder’s fee arising from or relating to the transactions contemplated by this Agreement.  In the event of a claim for any broker’s fee, finder’s fee, financing fee, commission or other similar compensation in connection herewith, other than the advisory fee due to the CRESA, (i) Buyer, if such claim is based upon any agreement alleged to have been made by Buyer, hereby agrees to indemnify, defend, protect and hold Seller and its affiliates, officers and directors and their successors and assigns harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ and paralegals’ fees and costs) which Seller may sustain or incur by reason of such claim, and (ii) Seller, if such claim is based upon any agreement alleged to have been made by Seller, hereby agrees to indemnify, defend, protect and hold Buyer and its affiliates, officers and directors and their successors and assigns harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ and paralegals’ fees and costs) which Buyer may sustain or incur by reason of such claim.

9.3           Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns, except that neither party’s interest under this Agreement may be assigned, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, without the prior written consent of the other party; provided, however, without being relieved of any liability under this Agreement, Buyer reserves the right to assign its rights and obligations hereunder to any entity with which it is affiliated so long as such affiliate assumes the obligations of Buyer hereunder and Buyer is not released of its obligations hereunder.

9.4           Amendments.  This Agreement may be amended or modified only by a written instrument executed by the party asserted to be bound thereby.

9.5           Continuation and Survival of Indemnities, Representations and Warranties.  All indemnities, representations and warranties by Seller or Buyer contained herein or made in writing pursuant to this Agreement or any other instrument delivered by Seller or Buyer pursuant hereto are intended to and shall remain true, correct and binding as of the time of Closing and shall survive the execution and delivery of this Agreement, the delivery of the Deed and the transfer of title to the Property for a period of one (1) year.  All representations and warranties of Seller contained in any certificate or other instrument delivered at any time by or on behalf of Seller in connection with the transaction contemplated hereby shall constitute representations and warranties hereunder.

9.6           Interpretation.  Whenever used herein, the term “including” shall be deemed to be followed by the words “without limitation.”  Words used in the singular number shall include the plural, and vice-versa, and any gender shall be deemed to include each other gender.  The captions and headings of the Articles and Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, except that the laws with respect to conflict of laws shall be disregarded.

9.8           Merger of Prior Agreements.  This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties with respect to the purchase and sale of the Property specifically described herein and supersedes all prior and contemporaneous (whether oral or written) agreements and understandings between the parties hereto relating to the specific subject matter hereof.

9.9           Attorneys’ Fees.  In the event of any action or proceeding at law or in equity between Buyer and Seller (including an action or proceeding between Buyer and the trustee or debtor in possession while Seller is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of either Buyer or Seller hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ and paralegals’ fees and expenses, incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination, together with all costs of enforcement and/or collection of any judgment or other relief.  The term “prevailing party” shall include, without limitation, a party who brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought by judgment of the court. If such prevailing party shall recover judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ and paralegals’ fees shall be included in and as a part of such judgment.

9.10         Remedies.  (a)  The parties understand and agree that the Property is unique and for that reason, among others, Buyer will be irreparably damaged in the event that this Agreement is not specifically enforced.  Accordingly, in the event of any breach or default in or of this Agreement or any of the warranties, terms or provisions hereof by Seller, Buyer shall have, as Buyer’s sole remedies hereunder, (i) the right to demand and have specific performance of this Agreement, (ii) the right to recover monetary damages resulting from Seller’s breach or default of this Agreement, provided however, that the amount of such damages shall be limited to the sum of (A) all actual out-of-pocket expenses incurred by Buyer by reason of this transaction, including, but not limited to third party report and due diligence expenses, appraisal fees, financing fees and expenses (application fees, commitments fees, rate lock fees and the due diligence and legal fees of Buyer’s lender) and the reasonable attorney’s fees and expenses of Buyer’s counsel and (B) consequential damages not to exceed $500,000 and (iii) the right to a return of the Deposit.

(b)           IF BUYER DEFAULTS IN ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY, THE CASH DEPOSIT, PLUS ANY INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES.  THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES SHALL BE SELLER’S SOLE REMEDY IF BUYER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY.  THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT PLUS ANY INTEREST ACCRUED THEREON REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES.    THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 9.10(b), THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHALL NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 9.2 and 9.16.

SELLER’S INITIALS: FJS   BUYER’S INITIALS:  NR

9.11         Relationship.  It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, financing arrangement or other agreement between Buyer and Seller.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

9.12         Authority.  The individuals signing below represent and warrant that they have the requisite authority to bind the entities on whose behalf they are signing.

9.13         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.  It shall be necessary to account for only one fully executed counterpart in proving this Agreement.

9.14         Exhibits.  References in this Agreement to Exhibits mean the exhibits described in the List of Exhibits attached hereto, all of which exhibits are incorporated by reference into this Agreement.

9.15         Access; Confidentiality.  After reasonable notice provided by Buyer, Seller shall give, and shall authorize and instruct its counsel, its accountants and its other agents and representatives to give to Buyer and Buyer’s counsel, accountants and other representatives full access during normal business hours to the Property and to all of Seller’s books, contracts and records related to the Property, and shall furnish such information and copies of such materials related to the Property as Buyer from time to time reasonably may request,  provided, however that in no event shall (i) such inspections or tests materially disrupt or disturb the operation of the Property, or (ii) Buyer or its agents, representatives and consultants drill or bore on or through the surface of the Real Property or the Improvements without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  After making such tests and inspections, Buyer shall promptly restore the Property to the condition that existed prior to making such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement).  In the event that the Agreement is terminated for any reason other than Seller’s default, Buyer shall promptly deliver to Seller copies of all written reports, studies and results of tests and investigations obtained or conducted by Buyer with respect to the Property (which obligation shall survive any termination of this Agreement) provided that Seller first reimburses Buyer for the cost of obtaining such reports, studies and results. All information so learned by Buyer shall be kept in confidence pending the Closing.  If the Closing does not take place for any reason, Buyer shall keep such information in confidence thereafter (unless and until such information otherwise is or becomes public knowledge through no fault of Buyer) and shall promptly return to Seller all materials so provided by Seller; provided, that the foregoing shall not prohibit Buyer from utilizing such information or materials in connection with the exercise of its rights hereunder.  Buyer shall indemnify, defend and hold harmless Seller from any damage or injury caused by Buyer’s or Buyer’s agents’ negligence or willful misconduct while reviewing Seller’s books and records at the Property.  The foregoing provisions shall survive the termination of this Agreement.

9.16         Damage to Property.  Buyer acknowledges that Buyer shall be responsible for any injury or damage to the Property caused by Buyer or Buyer’s consultants, agents or representatives during Buyer’s review of the Property, regardless of whether the Closing occurs.  Buyer shall keep the Property free from liens filed by Buyer’s contractors and consultants and shall indemnify, defend and hold harmless Seller from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to reasonable attorneys’ fees and costs) incurred, suffered by, or claimed against the Seller by reason of any damage to the Property or injury to persons caused by Buyer and/or its agents, representatives or consultants in exercising its rights to inspect the Property under this Agreement.  The foregoing provisions shall survive the Closing or any termination of this Agreement.

9.17         Arbitration.  Any dispute or controversy between Seller, on the one hand, and Buyer, on the other hand, in any way arising out of this Agreement shall be resolved exclusively through final and binding arbitration in Los Angeles, California, pursuant to California Code of Civil Procedure Sections 1282 through 1284.2.  In the event of such arbitration, unless otherwise required by law, Seller and Buyer shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses.  Notwithstanding any provision in this Section, neither party shall be prohibited from seeking injunctive relief as necessary to maintain the status quo pending an arbitration proceeding regarding the breach or threatened breach of this Agreement.

[Balance of page left blank intentionally]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

“BUYER”
LEXINGTON CORPORATE PROPERTIES TRUST,
a Maryland statutory real estate
investment trust

By:	/S/ NATASHA ROBERTS
	Name:	Natasha Roberts
	Title:	Vice President

“SELLER”

SPECIALTY LABORATORIES, INC.,
a California corporation

By:	/S/ FRANK J. SPINA
	Name:	Frank J. Spina
	Title:	Sr. Vice President & CFO

FIRST AMENDMENT TO AGREEMENT
FOR SALE AND LEASEBACK

FIRST AMENDMENT TO AGREEMENT FOR SALE AND LEASEBACK (this “Amendment”), made and entered into as of the 8th day of March, 2004 by and between SPECIALTY LABORATORIES, INC. (“Seller”) and LEXINGTON CORPORATE PROPERTIES TRUST (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller have previously entered into a certain Agreement for Sale and Leaseback dated as of February 11, 2004 (the “Agreement”) having as its subject matter the sale and leaseback of the Property as more fully described therein;  and

WHEREAS, Buyer and Seller desire to modify and amend the Agreement.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

1.               Close of Escrow   Anything in Section 6.1 of the Agreement to the contrary notwithstanding, Seller and Buyer agree that the Close of Escrow shall be adjourned from March 8, 2004 to March 15, 2004.

2.             Defined Terms.  Except as expressly provided herein, all capitalized terms shall have the same meanings as set forth in the Agreement.

3.             No Further Amendment.  Except as expressly provided for in this Amendment, the Agreement is in full force and effect in accordance with its terms and is not further amended.

IN WITNESS WHEREOF, Seller and Buyer have executed this First Amendment to Agreement for Purchase and Sale as of the day and year first above written.

SELLER:	SPECIALTY LABORATORIES, INC.

	BY:	/S/ NICHOLAS R. SIMMONS
		Name:	Nicholas R. Simmons
		Title:	General Counsel

BUYER:	LEXINGTON CORPORATE
PROPERTIES TRUST

	BY:	/S/ BRENDEN P. MULLINIX
		Name:	Brenden P. Mullinix
		Title:	Vice President

SECOND AMENDMENT TO AGREEMENT
FOR SALE AND LEASEBACK

SECOND AMENDMENT TO AGREEMENT FOR SALE AND LEASEBACK (this “Amendment”), made and entered into as of the 11th day of March, 2004 by and between SPECIALTY LABORATORIES, INC. (“Seller”) and LEXINGTON CORPORATE PROPERTIES TRUST (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller have previously entered into a certain Agreement for Sale and Leaseback dated as of February 11, 2004 as amended by a certain First Amendment to Agreement for Sale and Leaseback dated March 8, 2004 (collectively, the “Agreement”) having as its subject matter the sale and leaseback of the Property as more fully described therein;  and

WHEREAS, Buyer and Seller desire to further modify and amend the Agreement.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

2.               Extension of Due Diligence Period Anything in Section 3.2 to the contrary notwithstanding, the Due Diligence Period shall be extended to 5pm p Pacific Standard Time on March 12, 2004.

3.               Close of Escrow   Anything in Section 6.1 of the Agreement to the contrary notwithstanding, Seller and Buyer agree that the Close of Escrow shall be adjourned from March 15, 2004 to March 16, 2004.

3.             Defined Terms.  Except as expressly provided herein,  all capitalized terms shall have the same meanings as set forth in the Agreement.

4.             No Further Amendment.  Except as expressly provided for in this Amendment, the Agreement is in full force and effect in accordance with its terms and is not further amended.

IN WITNESS WHEREOF, Seller and Buyer have executed this Second Amendment to Agreement for Purchase and Sale as of the day and year first above written.

SELLER:	SPECIALTY LABORATORIES, INC.

	BY:	/S/ NICHOLAS R. SIMMONS
		Name:	Nicholas R. Simmons
		Title:	General Counsel

BUYER:	LEXINGTON CORPORATE
PROPERTIES TRUST

	BY:	/S/ BRENDEN P. MULLINIX
		Name:	Brenden P. Mullinix
		Title:	Vice President

THIRD AMENDMENT TO AGREEMENT
FOR SALE AND LEASEBACK

THIRD AMENDMENT TO AGREEMENT FOR SALE AND LEASEBACK (this “Amendment”), made and entered into as of the 12th day of March, 2004 by and between SPECIALTY LABORATORIES, INC. (“Seller”) and LEXINGTON CORPORATE PROPERTIES TRUST (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller have previously entered into a certain Agreement for Sale and Leaseback dated as of February 11, 2004 as amended by a certain First Amendment to Agreement for Sale and Leaseback dated March 8, 2004 and a Second Amendment to Agreement for Sale and Leaseback dated March 11, 2004 (collectively, the “Agreement”) having as its subject matter the sale and leaseback of the Property as more fully described therein;  and

WHEREAS, Buyer and Seller desire to further modify and amend the Agreement.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

4.             Extension of Due Diligence Period Anything in Section 3.2 to the contrary notwithstanding, the Due Diligence Period shall be extended to 5pm Pacific Standard Time on March 17, 2004 for those matters identified in Exhibit B attached hereto, it being agreed that Buyer has waived its right to terminate the Agreement for any other matter.

5.             Close of Escrow   Anything in Section 6.1 of the Agreement to the contrary notwithstanding, Seller and Buyer agree that the Close of Escrow shall be adjourned from March 16, 2004 to March 18, 2004.

3.             Description of the Land.  Exhibit A to the Agreement is hereby deleted and the Exhibit A attached hereto is substituted in its place.  Wherever in the Agreement, a legal description of the land is required as an exhibit, including but not limited to, Exhibit A to the Memorandum of Lease, the Exhibit A attached hereto shall be substituted therefore.

4.             Defined Terms.  Except as expressly provided herein, all capitalized terms shall have the same meanings as set forth in the Agreement.

5.             No Further Amendment.  Except as expressly provided for in this Amendment, the Agreement is in full force and effect in accordance with its terms and is not further amended.

IN WITNESS WHEREOF, Seller and Buyer have executed this Third Amendment to Agreement for Purchase and Sale as of the day and year first above written.

SELLER:	SPECIALTY LABORATORIES, INC.

	BY:	/S/ NICHOLAS R. SIMMONS
		Name:	Nicholas R. Simmons
		Title:	General Counsel

BUYER:	LEXINGTON CORPORATE
PROPERTIES TRUST

	BY:	/S/ BRENDEN P. MULLINIX
		Name:	Brenden P. Mullinix
		Title:	Vice President

FOURTH AMENDMENT TO AGREEMENT
FOR SALE AND LEASEBACK

FOURTH AMENDMENT TO AGREEMENT FOR SALE AND LEASEBACK (this “Amendment”), made and entered into as of the 17th day of March, 2004 by and between SPECIALTY LABORATORIES, INC. (“Seller”) and LEXINGTON LION CLARITA L.P. as successor by assignment to LEXINGTON CORPORATE PROPERTIES TRUST (“Buyer”).

W I T N E S S E T H:

WHEREAS, Buyer and Seller have previously entered into a certain Agreement for Sale and Leaseback dated as of February 11, 2004 as amended by a certain First Amendment to Agreement for Sale and Leaseback dated March 8, 2004, a Second Amendment to Agreement for Sale and Leaseback dated March 11, 2004 and a Third Amendment to Agreement for Sale and Leaseback dated March 12, 2004 (collectively, the “Agreement”) having as its subject matter the sale and leaseback of the Property as more fully described therein;  and

WHEREAS, Buyer and Seller desire to further modify and amend the Agreement.

NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

6.             Extension of Due Diligence Period Anything in Section 3.2 to the contrary notwithstanding, the Due Diligence Period shall be extended to 5pm Pacific Standard Time on March 18, 2004 for those matters identified in Exhibit A attached hereto, it being agreed that Buyer has waived its right to terminate the Agreement for any other matter.

7.             Close of Escrow   Anything in Section 6.1 of the Agreement to the contrary notwithstanding, Seller and Buyer agree that the Close of Escrow shall be adjourned from March 18, 2004 to March 19, 2004.

3.             Defined Terms.  Except as expressly provided herein,  all capitalized terms shall have the same meanings as set forth in the Agreement.

4.             No Further Amendment.  Except as expressly provided for in this Amendment, the Agreement is in full force and effect in accordance with its terms and is not further amended.

IN WITNESS WHEREOF, Seller and Buyer have executed this Fourth Amendment to Agreement for Purchase and Sale as of the day and year first above written.

SELLER:	SPECIALTY LABORATORIES, INC.

	By:	/S/ NICHOLAS R. SIMMONS
		Name:	Nicholas R. Simmons
		Title:	General Counsel

BUYER:	LEXINGTON LION CLARITA L.P.
	By:	Lexington Lion Clarita GP LLC, its general partner
		By:	Lexington/Lion Venture L.P., its
sole member
		By:	Lex GP, LLC, its general
partner

	By:	/S/ BRENDEN P. MULLINIX
		Name:	Brenden P. Mullinix
		Title:	Vice President